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                                                                    EXHIBIT 23.5

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


    We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-4 No. 33-59561) and related Joint Proxy Statement/Prospectus of Horizon Healthcare Corporation for the registration of 23,356,067 shares of its common stock and to the incorporation by reference therein of our report dated December 30, 1993, with respect to the consolidated financial statements and schedules of Greenery Rehabilitation Group, Inc. included as Exhibits to the Current Report on Form 8-K dated February 25, 1994 of Horizon Healthcare Corporation, filed with the Securities and Exchange Commission.


                                                  /S/ ERNST & YOUNG LLP
                                         Ernst & Young LLP


Boston, Massachusetts
June 1, 1995